Exhibit 99.1

USA Biomass Completes Acquisition of MDF Transport

Revenue Run Rate Projected to Exceed $6,500,000 by Year End

USA Biomass Retains WPH Consultants, Investor Relations Firm

Orange, California...July 11, 2003...USA Biomass Corporation (OTC: USBCQ) today announced that it has completed its previously announced acquisition of MDF Transport, Inc., a Whittier, California based company engaged in the transport of agricultural biomass. USA Biomass acquired MDF for cash, notes and common stock, with a total value of $500,000.

The acquisition price represents approximately three times 2002 EBITDA (Earnings Before Interest Taxes Depreciation and Amortization). EBITDA is a common yardstick used in the capital-intensive waste/environmental industry.

MDF is currently generating close to $1,000,000 in annual revenues, and, due to the synergies that exist between USA Biomass and MDF, USA Biomass' consolidated revenues are expected to grow to an annualized rate of approximately $6,500,000 by year-end. USA Biomass and MDF have been working together on a number of projects for the past five months.

Separately, the company announced that it had retained WPH Consultants Ltd., a New York based investor relations firm, to provide the Company with strategic investor relations and financial communications services.

For further information: Philippe Niemetz, WPH Consultants Ltd. 1-800-477-7570 or (212) 344-6464. Fax: 212/509-2755 email:philippe.niemetz@wphconsultants.com

This press release contains forward-looking statements pursuant to the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. With the exception of historical information, the matters discussed in this press release are "forward-looking statements" that involve a number of risks and uncertainties. The actual future results of the Company could differ significantly from those statements due to factors including, but not limited to: risks associated with the ability to profitably perform; managing the Company's growth; the continuation in the growth of the Company's biomass business, the continuation in general economic conditions; various conditions specific to the green waste processing industries.